EXHIBIT 5.1

Jenkens & Gilchrist	Austin, Texas
a professional corporation	(512) 499-3800

1445 Ross Avenue	Chicago, Illinois
Suite 3200	(312) 425-3900
Dallas, Texas 75202
Houston, Texas
(214) 855-4500	(713) 951-3300
Facsimile (214) 855-4300
Los Angeles, California
www.jenkens.com	(310) 820-8800

New York, New York
(212) 704-6000

Pasadena, California
(626) 578-7400

San Antonio, Texas
(210) 246-5000

Washington, D.C.
(202) 326-1500

July 22, 2004

FelCor Lodging Limited Partnership
c/o FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway, Suite 1300
Irving, Texas 75062-3933

Re:	Registration Statement on Form S-4 (File No. 333- );
$290,000,000 Aggregate Principal Amount of Senior Floating
Rate Notes due 2011

Ladies and Gentlemen:

     In connection with the registration of $290,000,000 aggregate principal amount of Senior Floating Rate Notes due 2011 (the “Notes”) by FelCor Lodging Limited Partnership, a Delaware limited partnership (“FelCor LP”), under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (Registration No. 333- ) (the “Registration Statement”), and the concurrent registration of guarantees (the “Guarantees”) of the Notes by FelCor Lodging Trust Incorporated (“FelCor”) and the following subsidiaries of FelCor and FelCor LP: FelCor/CSS Hotels, L.L.C., FelCor/LAX Hotels, L.L.C., FelCor Eight Hotels, L.L.C., FelCor/CSS Holdings, L.P., FelCor/St. Paul Holdings, L.P., FelCor/LAX Holdings, L.P., FelCor Hotel Asset Company, L.L.C., FelCor Nevada Holdings, L.L.C., FHAC Nevada Holdings, L.L.C., FHAC Texas Holdings, L.P., FelCor Omaha Hotel Company, L.L.C., FelCor Moline Hotel, L.L.C., FelCor Country Villa Hotel, L.L.C., FelCor Canada Co., FelCor TRS Holdings, L.P., Kingston Plantation Development Corp. and FelCor Holdings Trust (collectively, the “Subsidiary Guarantors” and, together with FelCor, the “Guarantors”), you have requested our opinion with respect to the matters set forth below. The Notes and Guarantees will be issued pursuant to an indenture (the “Indenture”), dated as of May 26, 2004, among FelCor LP, FelCor, the Subsidiary Guarantors and SunTrust Bank, as trustee (the “Trustee”).

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken, and proposed to be taken, by FelCor LP, FelCor and the Subsidiary Guarantors in connection with the authorization and issuance of the Notes and

Jenkens & Gilchrist
A PROFESSIONAL CORPORATION

FelCor Lodging Limited Partnership
July 22, 2004

Guarantees, and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Texas and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

     1. When executed and delivered by or on behalf of FelCor LP and authenticated by the Trustee in accordance with the terms of the Indenture, the Notes will constitute valid and binding obligations of FelCor LP, enforceable against FelCor LP in accordance with their terms.

     2.  When the Notes are duly executed and authenticated by the Trustee in accordance with the provisions of the Indenture, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

     The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Notes and Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought, regardless of whether such enforcement is considered in a proceeding in equity or at law; and (iii) we express no opinion concerning the enforceability of any waivers, rights or defenses or provisions providing for the indemnification of, or contribution to, a party where such waivers, rights, defenses, indemnification or contribution is contrary to public policy.

Jenkens & Gilchrist
A PROFESSIONAL CORPORATION

FelCor Lodging Limited Partnership
July 22, 2004

     To the extent that the obligations of FelCor LP, FelCor and the Subsidiary Guarantors under the Indenture may be dependant upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

JENKENS & GILCHRIST, A Professional Corporation

/s/ ROBERT W. DOCKERY

By:	Robert W. Dockery
Authorized Signatory

CGP:cgp